Exhibit 3.2

WY Secretary of State FILED: 07/22/2026 11:06 AM Original ID: 2023 -- 001271703 AmendmentlD:2026 - 006766569 I Profit Corporation Articles of Amendment 1. Corporation name: (Name must malch exactly to the Secreta,y of State's records.) ILONDAX CORP. 2. Arti . cle number(s) 1 . 1 and 5 j is.amended as follows: *See checklist below for article number information. ARTICLE 1 is amended to read as follows: The name of the Corporation is Alpha Digital Voltz Inc.. ARTICLE 5 is amended and restated to read as follows: The aggregate number of shares that the Corporation shall have authority to issue consists of: (a) Seventy - Five Million (75,000,000) shares of Common Stock, par value $0.001 per share; and (b) An unlimited number of shares of Preferred Stock, par value $0.001 per share. 3 . If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment . NA 4. The amendment was adopted on l 7 .._. . 12 _2_l_2_02 6 . (Date - mmlddlyyyy) Jul 22 2026 11:05:23 AM 55454 - 8713e61 YOMIN P - Amendment - Revised June 2021

5. Approval of the amendment: *(Please check __only one__ appropriate field to indicate the party approving the amendment.)*

☐ **__Shares were *not* issued__** and the board of directors or incorporators have adopted the amendment.

__OR__

☑ **__Shares were issued__** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

__OR__

☐ **__Shares were issued__** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 7/22/2026
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: JON CUMMINGS

Contact Person: JON CUMMINGS

Title: CHAIRMAN

Daytime Phone Number: 7863173516

Email: CEO@alphainvestmentinc.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☑ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☑ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☑ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

P-Amendment – Revised June 2021

STATE OF WYOMING Office of the Secretary of State I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled. CERTIFICATE OF NAME CHANGE Current Name: Alpha Digital Voltz Inc. Old Name: Londax Corp. I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 22nd day of July, 2026 Secretary of State By: Jordyn Fanning ----- � - - � - -- - - Filed Date: 07/22/2026